UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     June 10, 2005

CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)

Vermont (State of other jurisdiction of incorporation)	1-8222 (Commission File Number)	03-0111290 (IRS Employer Identification No.)

       77 Grove Street, Rutland, Vermont               05701
(Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code (802) 773-2711

                                      N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
       (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
       (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Central Vermont Public Service

NEWS RELEASE

Contact: Steve Costello (802) 747-5427     (802) 775-0486 (home)     (802) 742-3062 (pager)
For Immediate Release: June 14, 2005

S&P downgrades CVPS corporate credit rating

RUTLAND - Standard & Poor's Ratings Services (S&P) late Friday downgraded CVPS's (NYSE: CV) corporate credit rating from an investment grade of BBB- to a rating of BB+, which is below investment grade.

"The downgrade is in response to an April 2005 Vermont Public Service Board (PSB) rate order requiring Central Vermont to provide customers with a rate refund of approximately $6 million in June 2005 and to reduce rates by 2.75 percent effective April 1, 2005," S&P said. "The rate order represents an adverse shift in the company's regulatory environment, which heightens its business risk for the foreseeable future."

S&P also changed the company's outlook from "negative" to "stable," saying "the stable outlook reflects the expectation that the company's financial profile will not deteriorate beyond current projections." But in light of the refund and rate reduction, S&P raised concerns about cash flows, long-term power obligations it considers off-balance-sheet debt, and the costs of necessary capital improvements.

"By reducing funds from operations by roughly 20 percent in the current year and 10 percent in subsequent years, the recent rate order undermines the company's already pressured financial position," S&P said. "It also limits the company's ability to generate adequate and stable cash flows over the foreseeable future. To be considered highly creditworthy, a utility with a marginal financial profile must operate in a regulatory environment that provides for financial stability."

Due to the downgrade, CVPS will now have to provide cash collateral for some power supply arrangements, reducing liquidity, and pay increased financing costs for debt, which will lead to higher customer costs. The downgrade is also likely to reduce the company's flexibility when borrowing money and planning power purchases.

"We plan to stay in close contact with our regulators as we try to restore the company's financial strength by addressing the company's cash flow shortfall and providing the opportunity for reasonable shareholder returns over time," CVPS President Bob Young said. "This is critical to our ability to provide safe and reliable service, and to continue to make necessary improvements to Vermont's electric system."

Young said the company is reviewing a number of other near-term options, including seeking rate relief from the Public Service Board. CVPS has had just one rate increase, 3.95 percent on July 1, 2001, in the past six years. The company is also preparing an appeal of portions of the April rate order, focusing on the refund, which was designed to recapture past earnings. Among other things, the company believes the PSB improperly set rates retroactively through a different earnings calculation methodology for the years 2001 to 2003.

The company has suspended investments in wind power subsidiary Catamount Energy, Young said, and is reducing capital expenditures and operating expenses that will not affect its ability to provide safe and reliable service in the coming year. In addition, the board of directors will review the company's dividend level on a quarterly basis to ensure liquidity. Consequently, it is possible that the company could reduce or suspend dividend payments to shareholders.

"In the short term, we have adequate cash reserves, but our financial strength and investor support are particularly important to ensure maximum flexibility as we plan for future power supplies in light of the impending end of the Hydro-Quebec and Vermont Yankee contracts," Young said.

Forward-Looking Statements Statements contained in this report that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from liability established by the Private Securities Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By	/s/ Jean H. Gibson Jean H. Gibson, Senior Vice President, Chief Financial Officer, and Treasurer

June 14, 2005